FOR IMMEDIATE RELEASE

ebix.com, Inc. 5 Concourse Parkway Suite 3200 Atlanta, GA 30328 (678) 281-2020	Miller/Shandwick Contact: Todd Van Hoosear, (617) 520-7114 tvanhoosear@webershandwick.com

ebix.com's 1-For-8 Reverse Split To Be Effective October 1st

Common Stock To Trade Under New Symbol: EBIXD
Action Intended to meet NASDAQ Listing Standards

Atlanta, GA—September 30, 2002—ebix.com, Inc. (NASDAQ: EBIXD), a leading international supplier of software and e-commerce solutions to the property and casualty insurance industry, announced today that at the start of trading tomorrow, October 1, 2002, its common stock will trade on a 1-for-8 reverse split basis. Also effective at the start of trading tomorrow and due to the reverse split, ebix's common stock will trade for 20 trading days under the ticker symbol "EBIXD." ebix's stockholders approved the reverse split by a significant margin at a special meeting of stockholders held today. The reverse split is intended to return ebix to compliance with the continued listing standards of the NASDAQ SmallCap Market, in particular the minimum bid price requirement.

ebix received a NASDAQ Staff Determination on August 20, 2002 indicating that ebix's common stock fails to comply with the $1 per share minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) and that its common stock is, therefore, subject to delisting from the NASDAQ SmallCap Market. A NASDAQ Listing Qualifications Panel is scheduled to hear ebix's appeal of the Staff Determination on Thursday, October 3, 2002. There can be no assurance that the Panel will grant ebix's request for continued listing.

About ebix.com

Founded in 1976, ebix.com, Inc., formerly known as Delphi Information Systems, Inc., is a leading international supplier of software and e-commerce solutions to the property and casualty insurance industry. The name change to ebix.com, Inc. aligns the identity of ebix with its strategic focus of using the Internet to enhance the way insurance business is transacted, through solutions that encompass both e-commerce and web-enabled agency management systems. ebix hosts a one stop insurance portal for both consumers and insurance professionals. Recently, ebix launched an end-to-end e-commerce system for agencies, ebix.ASP, on a self hosted or application service provided basis, targeted at the personal lines, life, health and commercial lines agencies and brokers around the world. ebix hosts a personal line exchange connecting consumers to multiple agencies and carriers, in addition to providing download, claims inquiry and billing inquiry services to insurance companies across more than 30 different agency systems through its ebixExchange service. An independent provider, ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS—This press release contains various forward-looking statements and information that are based on ebix management's beliefs as well as assumptions made by, and information currently available to, management, including statements regarding the effects of a reverse stock split. We have tried to identify such forward-looking statements by use of such words as "expects," "intends," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward-looking statements. Such risks, uncertainties and other factors include the extent to which the ebix.com website and other new products can be successfully developed and marketed; the possible effects of the Securities and Exchange Commission's investigation of ebix's financial reporting; the risks associated with any future acquisitions; the possibility that the reverse stock split does not have the anticipated benefits; the possible delisting of ebix's common stock from the NASDAQ SmallCap Market; the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; ebix's ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change; ebix's dependence on the insurance industry (and, in particular, independent agents); the highly competitive and rapidly changing automation systems market; ebix's ability to effectively protect its applications software and other proprietary information; ebix's ability to attract and retain quality management and software, technical sales and other personnel; the risks of disruption of ebix's Internet connections or internal service problems; the possible adverse effects of a substantial increase in volume of traffic on ebix's website, mainframe and other servers; possible security breaches on the ebix website; the possible effects of insurance regulation on ebix; and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors are described in more detail in ebix's periodic filings with the Securities and Exchange Commission, including ebix's Annual Report on Form 10-K for the year ended December 31, 2001. ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.